Exhibit 23.02


                     CONSENT OF INDEPENDENT ACCOUNTANTS
                     ----------------------------------


The Board of Directors of
   Travelers Group Inc.:


We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 33-49280, 33-55542, 33-56940, 33-68760, 33-51101, 33-52281,
33-54093, 33-62903 and 33-63663), the Registration Statements on Forms S-8
(Nos. 33-32130, 33-43997, 33-59524, 33-37399, 33-7665, 33-28110, 33-43883,
33-21099, 33-29711, 33-47437, 33-39025, 33-40469, 33-38109, 33-50206, 33-39985,
33-51769, 33-51783, 33-52029 and 33-64985) and the Registration Statements on
Forms S-4 (Nos. 33-37089, 33-25532 and 33-51201) of Travelers Group Inc., of our report dated January 24, 1994, relating to our audit of the preacquisition consolidated balance sheet of The Travelers Corporation and Subsidiaries
(the "Company") as of December 31, 1993, and the related preacquisition consolidated statements of operations and retained earnings and cash flows for the year ended December 31, 1993, which includes only those accounts of the Company immediately prior to it being acquired and were prepared for the purpose of complying with the requirements of the Staff of the Securities and Exchange Commission, which report is included in the Annual Report on Form 10-K for the period ended December 31, 1995, of Travelers Group Inc. These preacquisition consolidated financial statements are not intended to be a complete presentation of the Company's financial statements after its acquisition.



/s/ COOPERS & LYBRAND L.L.P.



Hartford, Connecticut
March 25, 1996